Exhibit 10.25

EXECUTION VERSION

December 29, 2022

Kenneth Siegel
Via Email Delivery

Re:	Separation Agreement

Dear Ken:

This letter sets forth the separation agreement (the “Agreement”) that SenesTech, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION DATE. Your last day of employment with the Company was November 15, 2022 (the “Separation Date”). The Company has paid you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. By your execution of this Agreement, you are also hereby resigning from your position on the Company’s Board of Directors (the “Board”) effective as of December 31, 2022, and the Company hereby accepts such resignation to be effective as of such date.

2. SEVERANCE BENEFITS. If you timely sign this Agreement and allow the releases set forth herein to become effective, and comply with your obligations hereunder, then the Company will provide you with the following severance benefits, which you and the Company acknowledge are more favorable to you than, and are in lieu of, the severance benefits set forth in your May 16, 2019, employment agreement with the Company (the “Employment Agreement”) for a termination without Cause:

(a) Severance Pay. The Company will pay you the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”), paid in the form of salary continuation over the twelve (12) month period following the Separation Date. The Severance Pay shall start on the first regular Company payroll date that falls on or after the 60th day following the Separation Date, with the first payment to include those payments that you otherwise would have been paid during such 60-day period.

(b) COBRA. If you timely and validly elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) November 30, 2023; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you shall immediately notify the Company in writing of such event. Following the COBRA Premium Period, you may be eligible for additional COBRA continuation coverage at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(c) Acceleration. The Company will accelerate the vesting on all of your outstanding equity awards such that you will be deemed fully vested in all such awards. The outstanding equity awards are listed on Schedule A to this Agreement. Notwithstanding anything in the applicable equity award agreements, grant notices, or plan documents, all of your outstanding equity awards will be exercisable until the date that is five (5) years after the Separation Date, at which time all such awards will terminate and be of no further force or effect. Except as set forth in this Section 2(c), your outstanding equity awards shall continue to be governed in all respects by the terms of the applicable equity award agreements, grant notices, and plan documents.

3. TRANSITIONAL MATTERS. As a precondition to your receipt of the severance benefits described in this Agreement, you agree, and are required, to cooperate promptly and thoroughly with respect to any request the Company may reasonably make for information about the status of any work you were performing for the Company. Without limiting the generality of the foregoing, you agree that you will be available to assist the Company for a minimum of 10 hours per week from the Separation Date through December 31, 2022 (the “Transition Period”). During the Transition Period, you will be “Executive Director”, and may use such title in connection with your assistance to the Company and in your communications regarding the transition. For the avoidance of doubt, you will not be an officer of the Company following the Separation Date, and will not have authority to bind the Company in any matter following the Separation Date. Compensation for any consulting services shall be paid at a rate equal to your annual salary converted to an hourly rate based on an assumed 40 hour work week.

4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You acknowledge and agree that you have not earned, are not owed and will not receive, any annual bonus for 2022. You further acknowledge that upon receipt of the severance benefits set forth in this Agreement, you will have received all severance benefits you are entitled to receive from the Company, whether under the Employment Agreement or otherwise.

5. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Transition Period, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Period, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. RETURN OF COMPANY PROPERTY. By signing below, you represent and warrant that you have returned to the Company all proprietary and/or confidential Company documents (and all copies thereof) and other Company property in your possession or control. You further represent that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, if requested by the Company, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

7. PROPRIETARY INFORMATION OBLIGATIONS. As a precondition to your receipt of the severance benefits set forth herein, you are required to execute the Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A.

8. NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees that the members of its Board and Company officers will not disparage you in any manner likely to be harmful to your personal or professional reputations; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

9. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law. For purposes of clarity, the foregoing shall not be construed to preclude you from pursuing any claim or action to enforce the Company’s obligations under this Agreement. In addition, you agree to execute all additional documents (if any) necessary to carry out the terms of this Agreement, such as but not exclusive of assignments, declarations and other documents necessary for procurement and enforcement of IP rights globally; provided that the Company shall promptly reimburse you for the actual and reasonable attorneys’ fees incurred by you in connection with the review of any such additional documents (for the avoidance of doubt, the Company shall not reimburse you for fees incurred by you in connection with the review of this Agreement or the Exhibits or Schedules to this Agreement).

10. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11. YOUR RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions relating to or arising out of your employment by the Company and occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), and all state law claims under Arizona law.

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you will have at least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of this Agreement (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d) Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for defense and/or indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement and/or any breach of the applicable benefit plan or equity incentive plan documents governing the benefits (severance or otherwise) payable to you hereunder, to the extent such breach occurs subsequent to the date hereof. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission or any other Government Agency, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12. THE COMPANY’S RELEASE OF CLAIMS. In exchange for your execution of this Agreement, including the release you are granting pursuant to Section 11 above, the Company generally and completely releases you, your heirs, agents, and attorneys from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement; provided, however, that this release shall not extend to claims arising at any time from your contractual and statutory obligations to refrain from the unauthorized use or disclosure of proprietary or trade secret information belonging to the Company, nor to any claims arising at any time from your willful misconduct that causes material injury to the Company or its shareholders. (These two exceptions shall, collectively, be deemed “the Exceptions.”) The Company represents that it has no present intention to bring claims against you that fall within the Exceptions and that, as of the date hereof, it has no actual knowledge of any such claims against you that fall within the Exceptions. The Company understands that its release extends to all known and unknown claims, and the Company acknowledges that it has read and understands Section 1542 of the California Civil Code, which reads as noted in Section 11(d) above. The Company expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction or similar effect with respect to its release of any unknown or unsuspected claims herein.

13. REPRESENTATIONS. Subject to the Company’s compliance with its obligations to provide the severance benefits and other payments set forth in this agreement, you hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and, to your knowledge, have not suffered any on-the-job injury for which you have not already filed a claim.

14. DISPUTE RESOLUTION. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved, to the greatest extent permitted by law, by confidential, final and binding arbitration conducted before a single arbitrator with the American Arbitration Association (“AAA”) in Phoenix, Arizona under AAA’s then-applicable arbitration rules. The parties acknowledge that, by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the arbitration association’s arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15. GENERAL. This Agreement, including Schedule A and Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona as applied to contracts made and to be performed entirely within Arizona.

Any amounts payable to you under this Agreement, if not timely paid, will bear interest at the rate of 18% per annum until paid in full.

If this Agreement is acceptable to you, please sign below and return the original to me. You must return this signed Agreement, with the revocation period having elapsed, within sixty (60) days.

I wish you good luck in your future endeavors. Sincerely,

SENESTECH, INC.

By:	/s/ Jamie Bechtel
Jamie Bechtel, Director

ACCEPTED AND AGREED:

/s/ Kenneth Siegel
Kenneth Siegel

December 30, 2022
Date

SCHEDULE A

	Number of Shares	Exercise Price Per Share	Grant Date	Original Expiration Date	New Expiration Date
Siegel, Ken	21	$341.720	2/14/19	2/14/24	11/15/27
Siegel, Ken	1,750	$568.000	6/18/19	5/16/29	11/15/27
Siegel, Ken	5,099	$36.000	7/31/20	7/31/25	11/15/27
Siegel, Ken	6,000	$31.800	5/3/21	5/3/26	11/15/27
Siegel, Ken	7,500	$16.378	2/17/22	2/17/27	11/15/27

Sch A-1

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

CONFIDENTIAL INFORMATION
AND
INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my Separation Agreement with SenesTech, Inc. (“Company”), and the compensation paid to me pursuant to the Separation Agreement with the Company, I agree to the terms of this Agreement as follows:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

Ex A-1

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

Ex A-2

2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

Ex A-3

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7. GENERAL PROVISIONS.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

Ex A-4

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Ex A-5

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	COMPANY:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.	ACCEPTED AND AGREED:

/s/ Kenneth Siegel	/s/ Jamie Bechtel
(Signature)	(Signature)

Kenneth Siegel	Jamie Bechtel
By:	By:

Self	Chair Board of Directors
Title:	Title:

January 3, 2023	December 30, 2022
Date:	Date:

10169 Tavistock Road, Orlando, Florida 32827	4098 Mattson Pl., Bainbridge Is WA 98110
Address:	Address:

Ex A-6

EXHIBIT A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒	None

☐	See immediately below:

None.

Ex A-7